ICC24 7820-PTF PERFORMANCE TRIGGER WITH FLOOR CREDITING METHOD Thank you for choosing Jackson National Life Insurance Company®, also referred to as "the Company". This crediting method endorsement is made a part of the Contract to which it is attached and is effective on the Issue Date. To the extent any provisions contained in this endorsement are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this endorsement will control. The provisions of Your Contract remain in effect except where modified by this endorsement. The Contract is revised as follows: 1) The following language is added to the DEFINITIONS of the Contract: "FLOOR. The Floor is an Index Adjustment Factor. The Floor is the maximum negative Index Adjustment that will be credited to the Index Account Option value at the end of the Index Account Option term, expressed as a percentage. If the Performance Trigger with Floor Crediting Method is elected, the declared Floor percentage(s) applicable on the Issue Date will be reflected in the transaction confirmation statement sent to You. PERFORMANCE TRIGGER RATE (PTR). The PTR is an Index Adjustment Factor. The PTR is the positive Index Adjustment that will be credited to the Index Account Option value at the end of the Index Account Option term if the performance criteria are met, expressed as a percentage. The PTR is declared at the beginning of the Index Account Option term. If the Performance Trigger with Floor Crediting Method is elected, the declared PTR(s) applicable on the Issue Date will be reflected in the transaction confirmation statement sent to You. PERFORMANCE TRIGGER WITH FLOOR CREDITING METHOD. The Performance Trigger with Floor Crediting Method credits an Index Adjustment to the Index Account Option value at the end of the Index Account Option term based on the following Index performance criteria. When the Index performance is positive or zero, it will result in a positive Index Adjustment equal to the Performance Trigger Rate multiplied by the IOCB. When the Index performance is negative, it will result in a negative Interest Adjustment equal to the negative Index performance up to a maximum of the Floor percentage." 2) The following language is added to the CONTRACT OPTION PROVISIONS of the Contract. "Index-linked returns do not include the portion of returns generated by the underlying Index that come from dividends. The Index Adjustment Factors used in determining the Index Adjustment are not guaranteed and can be changed by the Company on any Index Account Option Term Anniversary, subject to the guarantees in the Supplemental Contract Data pages. Any such changes can affect the Index Adjustment. ENDORSEMENT

The Index Adjustment is determined as follows:

Performance Trigger with Floor

On the Index Account Option Term Anniversary, the Index Adjustment to the Index Account Option value will be calculated according to the following formula using the definitions below.

Index Adjustment = IF (Pe - Pb) / Pb ≥ 0, THEN = IOCB x PTR,
IF (Pe - Pb) / Pb < 0, THEN = IOCB x MAXIMUM [(Pe - Pb) / Pb, -FLOOR]

Pb	=	the Index price at the beginning of the Index Account Option term.
Pe	=	the Index price on the Index Account Option Term Anniversary.
IOCB	=	the Index Option Crediting Base on the Index Account Option Term Anniversary.
PTR	=	the PTR declared at the beginning of the Index Account Option term.
FLOOR	=	the Floor declared at the beginning of the Index Account Option term.

During the Index Account Option term:

During the Index Account Option term, the Index Account Option value will be equal to the Interim Value. The Interim Value will be equal to the sum of the Fixed Income Asset Proxy and the Derivative Asset Proxy. The Fixed Income Asset Proxy is calculated using the definitions below.

IOCB is the Index Option Crediting Base on the date the Interim Value is calculated.

A is the Market Value, as of the close of the Business Day at the beginning of the Index Account Option term, of a hypothetical portfolio of options designed to replicate the Index Adjustment.

B is the Index Option Crediting Base at the beginning of the Index Account Option term.

C is the number of days elapsed in the Index Account Option term on the date the Interim Value is calculated.

D is the total number of days in the Index Account Option term.

E is the daily interest rate credited to the Fixed Income Asset Proxy during the Index Account Option term. E is calculated as follows:

$$E = \left(\frac{B}{B - A}\right)^{\frac{1}{D}} - 1$$

ICC24 7820-PTF 2

ICC24 7820-PTF 3 The Fixed Income Asset Proxy is calculated as: Fixed Income Asset Proxy = IOCB × �1− A B � × (1 + E)C The Derivative Asset Proxy is equal to the Market Value, on the date the Interim Value is calculated, of a hypothetical portfolio of options designed to replicate the Index Adjustment. The Derivative Asset Proxy uses a fair value methodology to value the replicating portfolio of options that support this product. Jackson determines the methodology used to determine the Market Value of the options, which may result in values that vary, higher or lower, from other estimated values or the actual selling price of identical derivatives. Such variance may differ based on Index Adjustment Factors and may change from day to day. Valuation of the options is based on standard methods for valuing derivatives using market consistent inputs. The Interim Value will be calculated each Business Day during the Index Account Option term." Signed for the Jackson National Life Insurance Company President